EXHIBIT 10.30
U.S. BANCORP
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT, together with Exhibit A which is incorporated herein by reference (collectively, the “Agreement”), is effective as of the date of grant specified in Participant’s Fidelity NetBenefits account (the “Grant Date”) upon Participant’s acceptance, , sets forth the terms and conditions of a performance restricted stock unit award (the “PSU Award”) representing the right to receive the number of shares of common stock of U.S. Bancorp (the “Company”), par value $0.01 per share (the “Common Stock”), specified in Participant’s Fidelity NetBenefits account.
Receipt of the PSU Award is subject to Participant’s acknowledgement and acceptance of all the terms and conditions of the PSU Award through the Workday online acceptance process within 90 days of Participant’s receipt of this Agreement through Workday. A failure to acknowledge and accept the PSU Award within this time period may result in forfeiture of the PSU Award, effective as of the Grant Date.
The grant of this PSU Award is made pursuant to the Company’s 2024 Stock Incentive Plan, which was approved by shareholders on April 16, 2024 (as has been and may be further amended, the “Plan”) and is subject to the terms of the Agreement and the Plan. Capitalized terms that are not defined in the Agreement shall have the meaning ascribed to such terms in the Plan.
The Company and Participant, intending to be legally bound, agree as follows:
1.Award
Subject to the terms and conditions of the Plan and the Agreement, the Company grants to Participant a PSU Award entitling Participant to the number of performance restricted stock units (the “Units” and, such number of units, the “Target Award Number”) specified in Participant’s Fidelity NetBenefits account. The Target Award Number shall be adjusted upward or downward as provided in Exhibit A. The number of Units that Participant will receive under the Agreement, after giving effect to such adjustment, is referred to herein as the “Final Award Number”. Each Unit represents the right to receive one share of Common Stock, subject to the vesting requirements and distribution provisions of the Agreement and the terms of the Plan. The shares of Common Stock distributable to Participant with respect to the Units granted hereunder are referred to as the “Shares”. Exhibit A sets forth (a) the performance period over which the Final Award Number will be determined (the “Performance Period”), and (b) the date on which the Final Award Number will be determined (the “Determination Date”).
2.Vesting; Forfeiture
(a)    Forfeiture if No Confidentiality and Non-solicitation Agreement on File or Breach of Agreement. The PSU Award is conditioned on (i) Participant having executed, and the Company having on file, a Confidentiality and Non-Solicitation Agreement between the

Company or an Affiliate and Participant, in a form acceptable to the Company (a “CNS Agreement”) in connection with the grant of this PSU Award, and (ii) continued compliance with the CNS Agreement. On or before the 90th day following receipt of this Agreement through Workday, Participant must execute and deliver to the Company a CNS Agreement in a form satisfactory to the Company. If a CNS Agreement is not on file with the Company on or before the 90th day following receipt of this Agreement through Workday, all Units may be immediately and irrevocably forfeited, and Participant shall have no rights hereunder. Notwithstanding any other provisions in this Agreement, if Participant violates the terms of any confidentiality, non-solicitation, or other restrictive covenant agreement between the Company or an Affiliate (including the CNS Agreement), all Units that have not been settled previously shall be immediately and irrevocably forfeited.
(b)    Subject to Sections 2(a), 2(c), 2(d), and 2(e), the Units shall vest pursuant to the following rules:
    (i)    Time-Based Vesting Conditions. Except as otherwise provided in subsections (ii) through (v) below, contingent on Participant remaining continuously employed by the Company or an Affiliate of the Company through the Scheduled Vesting Date as set forth in Exhibit A and, if applicable, Participant providing, prior to the Scheduled Vesting Date, an advance written notice of intention to terminate employment with the Company or an Affiliate of the Company that satisfies the requirements under Section 2(d), the number of Units equal to the Final Award Number shall become vested on the Scheduled Vesting Date and will be settled in accordance with Section 3(a).
    (ii)     Continued Vesting Upon Separation from Service Due to Retirement or Disability. If Participant remains continuously employed by the Company or an Affiliate of the Company through the date of his or her Separation from Service (as defined in Section 10) with the Company or the Affiliate by reason of Retirement (as defined in Section 10) or Disability (as defined in Section 10) prior to the Scheduled Vesting Date, the Final Award Number will be determined in accordance with Section 1 and a number of Units equal to the Final Award Number shall continue to vest on the Scheduled Vesting Date and will be settled in accordance with Section 3(a), provided in the case of Separation from Service by reason of Retirement, Participant does not engage in Competition (as defined in Section 10) prior to the Scheduled Vesting Date, subject to applicable law, and provides an advance written notice of intention to terminate employment with the Company or an Affiliate of the Company that satisfies the requirements under Section 2(d).
    (iii)    Acceleration of Vesting Upon Death. If, prior to the Scheduled Vesting Date, Participant (A) ceases to be an employee by reason of death while in the employ of the Company or any Affiliate, or (B) dies after a Separation from Service by reason of Retirement or Disability, then all Units will become vested in accordance with this subsection (iii). If such death occurs prior to the last day of the Performance Period, a number of Units equal to the Target Award Number will vest upon Participant’s death. If the death occurs on or after the last day of the Performance Period, then a number of Units equal to the Final Award Number will vest. Units that vest in accordance with this subsection (iii) shall be distributed to Participant in accordance with Section 3(c).
    (iv)     Acceleration of Vesting Following a Qualifying Termination. If Participant remains continuously employed by the Company or an Affiliate of the Company through the date of a Qualifying Termination prior to the Scheduled Vesting Date, then the Units will become vested in accordance with this subsection (iv). If the Qualifying Termination occurs prior to the last day of the Performance Period, a number of Units equal to the Target Award Number will vest upon Participant’s Qualifying Termination. If the Qualifying Termination occurs on or after the last date of the Performance Period, then a number of Units equal to the Final Award Number will vest. Units that vest in accordance with this subsection (iv) shall be distributed to Participant in accordance with Section 3(b). Notwithstanding the foregoing, if in connection with a Change in Control the Units are adjusted, or units in the acquiring or surviving entity are substituted for the Units, or the Plan is terminated, in each case as permitted under the Plan and in accordance with Section 409A, then the terms of such adjustment, substitution or plan termination will govern the treatment of the Units.
(v)    Continued Vesting As a Result of Qualifying Severance. If Participant has been continuously employed by the Company or any Affiliate from the Grant Date until the date of a Qualifying Severance (as defined in Section 10) and the Scheduled Vesting Date is on or before the second anniversary of the Qualifying Severance, then the Units will become vested such that the Final Award Number will be determined in accordance with Section 1 and a number of Units equal to the Final Award Number shall continue to vest on the Scheduled Vesting Date. Units that vest in accordance with this subsection (v) shall be distributed to Participant in accordance with Section 3(a).
Except as provided above in this Section 2(b), if Participant’s employment with the Company or an Affiliate terminates, any Units that have not vested at the time of the termination shall be immediately and irrevocably forfeited.
(c)    Forfeiture if Engaging in Competition. Notwithstanding any other provision of the Agreement, Units that have not become vested previously may also be immediately and irrevocably forfeited, to the fullest extent permissible under applicable law, if the Company determines that in the case of a Participant’s Separation from Service as a result of Retirement, Participant has engaged in Competition prior to the Scheduled Vesting Date. In the event of a forfeiture under this provision, the amount required to be forfeited shall be deemed not to have been earned under the terms of the PSU Award, and the Company shall be entitled to recover from Participant the amount subject to such forfeiture. Notwithstanding anything in the Agreement to the contrary, if you primarily reside and work for the Company, or one of its Affiliates, in California, then the Competition restriction and the certification requirement described in this paragraph 2(c) will not apply to the PSU Award.
(d)    Forfeiture if Notice Period Not Satisfied. Notwithstanding any other provision of this Agreement, if the Company determines that Participant failed to (i) provide an advance written notice of intention to terminate employment with the Company or an Affiliate of the Company that is no less than the greater of (x) the applicable Notice Period set forth in Section

10 or (y) the notice period specified in any incentive compensation plan to which the Participant is bound, or in any other written agreement between Participant and the Company or an Affiliate of the Company and (ii) continue to provide services to the Company or an Affiliate of the Company during the applicable notice period, Units that vest during the applicable notice period or have not become vested previously may be immediately and irrevocably forfeited, to the fullest extent permissible under applicable law. The Company, in its sole discretion, may waive or shorten the required notice period resulting in Participant’s termination of employment on an earlier date, provided that such earlier date shall not be prior to the date Participant would have otherwise vested on the Scheduled Vesting Date or qualified for Retirement. In the event of a forfeiture under this provision, the amount required to be forfeited shall be deemed not to have been earned under the terms of the PSU Award, and the Company shall be entitled to recover from Participant the amount subject to such forfeiture.
(e)    Special Risk-Related Cancellation Provisions. Notwithstanding any other provision of the Agreement, if at any time subsequent to the Grant Date the Committee determines, in its sole discretion, that Participant has subjected the Company to significant financial, reputational, or other risk by (i) failing to comply with Company policies and procedures, including the Code of Ethics and Business Conduct, (ii) violating any law or regulation, (iii) engaging in negligence or willful misconduct, or (iv) engaging in activity resulting in a significant or material control deficiency under the Sarbanes-Oxley Act of 2002, then all or part of the Units granted under the Agreement that have not been settled (and Shares delivered) at the time of such determination may be cancelled. If any Units are cancelled pursuant to this provision, Participant will have no rights with respect to the Units (including, without limitation, any rights to receive a distribution of Shares with respect to the Units and the right to receive Dividend Equivalents).
3.    Distribution of Shares with Respect to Units
Following the vesting of the Units and in connection with the payment of any applicable withholding taxes pursuant to Section 7 hereof, the Company shall cause to be issued and delivered to Participant (including through book entry) Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, as follows:
(a)    Distribution on Schedule Vesting Date (Including for Retirement, Disability, and Qualifying Severance). As soon as administratively feasible following the Scheduled Vesting Date (but in no event later than December 31st of the year in which such Scheduled Vesting Date occurs), all Shares issuable pursuant to Units that become vested in accordance with subsections (i), (ii), and (v) of Section 2(b) shall be distributed to Participant.
(b)    Qualifying Termination Distributions. As soon as administratively feasible following a Separation from Service in connection with a Qualifying Termination (and in any case no later than 60 days following such Separation from Service except as otherwise provided in this Section 3(b)), all Shares issuable pursuant to Units that become vested in accordance with Section 2(b)(iv) shall be distributed to Participant. Notwithstanding the foregoing, any Shares issuable to a Specified Employee (as defined in Section 10) as a result of a Separation from

Service in connection with a Qualifying Termination will not be delivered to such Specified Employee until the date that is six months and one day after the date of the Separation from Service. If in connection with a Change in Control the Units are adjusted, or units in the acquiring or surviving entity are substituted for the Units, or the Plan is terminated, in each case as permitted under the Plan and in accordance with Section 409A, then the terms of such adjustment, substitution or plan termination will govern the treatment of the Units, including the time and manner of settlement of the Units.
(c)    Distributions Following Death. As soon as administratively feasible following the death of Participant (but in no event later than December 31st of the first calendar year following the calendar year in which the death occurred) all Shares issuable pursuant to Units that become vested pursuant to Section 2(b)(iii) shall be distributed to the representatives of Participant or to any Person to whom the Units have been transferred by will or the applicable laws of descent and distribution.
In the event that the number of Shares distributable pursuant to this Section 3 is a number that is not a whole number, then the number of Shares distributed shall be rounded down to the nearest whole number.
4.    Rights as Shareholder; Dividend Equivalents
Prior to the distribution of Shares with respect to Units pursuant to Section 3 above, Participant shall not have ownership or rights of ownership of any Shares underlying the Units; provided, however, that Participant shall be entitled to accrue cash Dividend Equivalents on outstanding Units (i.e., Units that have not been forfeited, cancelled or settled), whether vested or unvested, if cash dividends on the Common Stock are declared by the Board on or after the Grant Date. Prior to the Determination Date, Participant will accrue cash Dividend Equivalents on Units equal to the Target Award Number. Specifically, when cash dividends are paid with respect to a share of outstanding Common Stock, an amount of cash per Unit equal to the cash dividend paid with respect to a share of outstanding Common Stock will be accrued with respect to each Unit in Participant’s Target Award Number. On the Determination Date, the dollar amount of Participant’s cumulative accrued Dividend Equivalents as of the Determination Date will be multiplied by Participant’s Target Award Number Percentage to determine the amount of cash Dividend Equivalents that will be paid to Participant. Dividend Equivalents will be paid in cash as soon as administratively feasible following the date on which the underlying Units giving rise to the Dividend Equivalents are settled and paid out, but in no event later than December 31st of the year in which the underlying Units are distributed in accordance with Section 3. The Dividend Equivalents shall be treated as earnings on, and as a separate amount from, the Units for purposes of Section 409A of the Code.
5.    Restriction on Transfer
Except for transfers by will or the applicable laws of descent and distribution, Units cannot be sold, assigned, transferred, gifted, pledged, or in any manner encumbered, alienated, attached or disposed of, and any purported sale, assignment, transfer, gift, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company and its

Affiliates. No such attempt to transfer the Units, whether voluntary or involuntary, by operation of law or otherwise (except by will or laws of descent and distribution), shall vest the purported transferee with any interest or right in or with respect to the Units or the Shares issuable with respect to the Units.
6.    Securities Law Compliance
The delivery of all or any of the Shares in accordance with the PSU Award shall be effective only at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, (i) delay the delivery of the Shares; or (ii) place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Common Stock is traded.
7.    Tax Withholding
In order to comply with all applicable federal, state, local and foreign tax laws or regulations, the Company, or any of its applicable Affiliates, may take such action as it deems appropriate to ensure that all applicable amounts required to satisfy withholding, income or other tax obligations (“Tax-Related Obligations”) are withheld or collected from Participant or any other person receiving or exercising Participant’s rights under the PSU Award; provided that Participant acknowledges and agrees that Participant retains ultimate responsibility for the satisfaction of any applicable Tax-Related Obligations regardless of any actions that the Company or its Affiliates may take.  Without limiting the foregoing, the Company and its Affiliates will require the satisfaction of all Tax-Related Obligations, in an amount determined in the sole discretion of the Company or its applicable Affiliate in accordance with applicable law, through net Share settlement at the time of delivery of Shares (i.e., the Company or the Affiliate withholds a portion of the Shares otherwise to be delivered with a Fair Market Value, as such term is defined in the Plan, equal to the amount of such Tax-Related Obligations).
8.    Miscellaneous
(a)    The Agreement is issued pursuant to the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal office of the Company. In addition, the Plan may be viewed on the Fidelity website at www.netbenefits.com (or the website of any other stock plan administrator selected by the Company in the future).
(b)    The Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.
(c)    Participant acknowledges that the grant, vesting or any payment with respect to the PSU Award, and the sale or other taxable disposition of the Shares issued with respect to the Units hereunder may have tax consequences pursuant to the Code or under local, state or international tax laws. It is intended that the PSU Award shall comply with Section 409A of the

Code, and the provisions of the Agreement and the Plan shall be construed and administered accordingly. Any amendment or modification of the PSU Award (to the extent permitted under the terms of the Plan), will be undertaken in a manner intended to comply with Section 409A, to the extent applicable. Notwithstanding the foregoing, there is no guaranty or assurance as to the tax treatment of the PSU Award. Participant acknowledges that Participant is relying solely and exclusively on Participant’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company, its Affiliates, or any of their employees or representatives). Participant understands and agrees that any and all tax consequences resulting from the PSU Award and its grant, vesting, amendment, or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the PSU Award, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company, its Affiliates, or any of their employees or representatives will pay or reimburse Participant for such taxes or other items.
(d)    Participant acknowledges and agrees that all amounts payable under the PSU Award are subject to the terms of any applicable clawback or recoupment policy, as in effect from time to time, whether approved before or after the effective date of the Agreement and, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under the PSU Award are subject to offset in the event that Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any such policy. In the event of a clawback, recoupment or forfeiture event under any such policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the PSU Award, and the Company shall be entitled to recover from Participant the amount specified under the policy to be clawed back, recouped or forfeited.
(e)    The Plan and the Agreement constitute the entire agreement between the parties hereto concerning the subject matter hereof and supersede all prior agreements, communications, proposals and undertakings, written or oral, among the parties with respect thereto.
(f)     If any provision of the Agreement is held to be unenforceable, then the Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable. If a court declines to amend the Agreement as provided herein, the invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in the Agreement.
(g)    Any notice required to be given or delivered to either party under the terms of the Agreement shall be in writing and may be delivered by hand, intraoffice mail, fax, electronic mail or other electronic means, or via postal service, postage prepaid, and directed to the Company at its principal corporate office; and to Participant at the electronic mail or postal address as shown on the records of the Company from time to time or as otherwise determined appropriate by the Company, in its sole discretion.
9.    Venue; Governing Law

The validity, construction and effect of the PSU Award shall be determined in accordance with the laws of the State of Delaware. Any claim or action brought with respect to the PSU Award shall be brought in a federal or state court located in Minneapolis, Minnesota, and the parties hereby waive any objection or defense based upon personal jurisdiction, venue or forum non conveniens.
10.    Definitions
For purposes of the Agreement, the following terms shall have the definitions as set forth below:
(a)    “Cause” means (i) the Participant’s willful misconduct or gross negligence in the performance of the Participant’s duties causing material financial or reputational harm to the Company; (ii) the Participant’s failure or refusal to perform reasonably assigned duties consistent with the Participant’s position; (iii) the Participant’s breach, failure to perform or other violation of any contract, agreement or engagement between the Company or an Affiliate and the Participant; (iv) the Participant’s conduct which exposes the Company to regulatory or other serious risk, including, but not limited to, any violation of the U.S. Bank Code of Ethics or policies, sales misconduct, fraud, theft or dishonesty; and (v) the Participant’s ineligibility for employment under Section 19 of the Federal Deposit Insurance Act due to a covered offense (generally a conviction or pretrial diversion for a crime of dishonesty, breach of trust or money laundering) or the Participant’s commission of or entering a plea of nolo contendere to any felony or any other crime (whether or not a felony) involving dishonesty, moral turpitude, fraud or theft, whether of the United States or any state thereof or any similar foreign law to which the Participant may be subject.
(b)    “Change in Control” shall mean any of the following events:
(i)The acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, or (C) any acquisition by a subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a “Company Entity”); or
(ii)Individuals who, as of the date a Participant submits a properly executed Participation Agreement in such manner as determined by the Company (the “Participation Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (except as a result of the death, retirement or disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the Participation Date, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (x) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board, (y) any director designated by or on behalf of a person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in clause (iii) below) with one or more entities that are not Company Entities or (z) any director who serves in connection with the act of the Board of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or
(iii)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 60% or more of, respectively, the then outstanding shares of Outstanding Company Common Stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (y) no person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, shares representing 20% or more of, respectively, the then Outstanding Company Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)Consummation of a complete liquidation or dissolution of the Company.
(c)    “Competition” means Participant is affiliated, directly or indirectly, including but not limited to as a director, officer, employee, partner, consultant, independent contractor, agent or otherwise with another bank, financial services company or business enterprise that engages in business activities similar to some or all of the business activities of the Company and its Affiliates during Participant’s employment, including firms publicly disclosed by the Company in its financial and compensation peer groups in the Company’s most recent annual proxy statement. Notwithstanding anything in the Agreement to the contrary, the scope of Competition will only be as broad as allowed by applicable law. The Company may require Participant to provide a certification, in a form satisfactory to the Company, that Participant has not engaged in Competition prior to the Scheduled Vesting Date to the extent the Competition restriction in 2(c) above is applicable.
(d)    “Disability” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

(e)    “Good Reason Resignation” shall mean any retirement or termination of employment by a Participant that is not initiated by the Employer and that is caused by any one or more of the following events which occurs during the Change in Control Period:
(i)Without the Participant’s written consent, a material diminution in the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change in Control;
(ii)Without the Participant’s written consent, a material change in the geographic location at which the Participant must perform services to a location which is more than 50 miles from the Participant’s principal place of business immediately preceding the Change in Control;
(iii)Without the Participant’s written consent, a material diminution in the Participant’s target total compensation (comprised of (1) the Participant’s annual base salary as in effect immediately before the effective date of the Change in Control, (2) the Participant’s “Target Award Level” as defined and determined by the Committee under the U.S. Bancorp Annual Executive Incentive Plan or other applicable Company annual discretionary incentive plan, and (3) the Participant’s target long-term incentive award amount as defined and most recently determined by the Committee under the Plan or any other stock or long-term incentive plans that the Company may adopt from time to time for the Participant immediately before the effective date of the Change in Control, whether such awards are payable in equity, cash, or a combination thereof);
(iv)The Company fails to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company’s obligations to the Participant under the U.S. Bank Executive Change in Control Plan, as contemplated in Section 9.07 therein; or
(v)Any other action or inaction by the Employer or the Company that constitutes a material breach of this Plan.
Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Resignation only if the Participant provides written notice to the Company or the applicable Affiliate specifying in reasonable detail the act or omission upon which the Participant is basing such Good Reason Resignation, within 30 business days after such act or omission; within 15 business days after notice has been received, the Company or applicable Affiliate fails to cure such act or omission; and the Company or applicable Affiliate terminates employment with the Company or an Affiliate within 30 business days after the expiration of the cure period.
(f)    “Notice Period” means 120 calendar days advance written notice of intention to terminate employment with the Company or an Affiliate of the Company with respect to each of the Chief Executive Officer and the Chief Financial Officer or 90 days with respect to any other members of the Company’s Managing Committee as required under Sections 2(b)(i) and 2(b)(ii) with such period measured beginning on the day after the date of the notice and ending on the last day of employment.

(g)    “Qualifying Severance” means Participant’s Separation from Service on or after September 1st of the calendar year in which the Grant Date occurs pursuant to which Participant is entitled (or would be entitled if Participant were a U.S. employee performing services in the U.S. for an eligible employer) to severance benefits under the U.S. Bank Severance Pay Program, including satisfying any requirements related to signing and not revoking a general release of claims and post-termination covenants; provided, however, that if the Separation from Service occurs immediately following a leave of absence, the Separation from Service shall constitute a Qualifying Severance only if the leave of absence ends within six months of its commencement.
(h)    “Qualifying Termination” means:
(i)    Participant’s Separation from Service as a result of (a) the Company’s termination of Participant’s employment for any reason other than Cause or (b) the Participant’s Good Reason Resignation, in each case during the 24-month period beginning on the date of a Change in Control;
(ii)    Participant’s Separation from Service as a result of Disability within 12 months following a Change in Control; or
(iii)    Participant’s Separation from Service (other than as a result of Participant’s termination of employment by the Company for Cause) within 12 months following a Change in Control, if, at the time of such Separation from Service, Participant is age 55 or older and has had 10 or more years of employment with the Company or its Affiliates following Participant’s most recent date of hire by the Company or its Affiliates.
For purposes of this definition, the term Company shall be deemed to include any Person that has assumed the PSU Award (or provided a substitute award to Participant) in connection with a Change in Control.
(i)    “Retirement” means a Separation from Service (other than for Cause) on or after September 1st of the calendar year in which the Grant Date occurs by Participant who is age 55 or older and has had 10 or more years of employment with the Company or its Affiliates following Participant’s most recent date of hire by the Company or its Affiliates.
(j)    “Separation from Service” means Participant’s separation from service with the Company and its affiliates, as determined under Treasury Regulation section 1.409A-1(h)(1), provided, that the term “affiliate” shall mean a business entity which is affiliated in ownership with the Company and that is treated as a single employer under the rules of section 414(b) and (c) of the Code (applying the eighty percent common ownership standard).
(k)    “Specified Employee” means any Participant who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations, determined in accordance with the rules set forth in the separate document entitled “U.S. Bank Specified Employee Determination”.

11.    Florida Notice Period
Notwithstanding any other provision of this Agreement, if Participant’s work location is in Florida or Participant is a Florida resident, any requirement to provide continued service during the notice period will be no more than 90 days of the notice period and, for any remaining portion of the notice period, Participant may engage in nonwork activities and with permission from the Company work for another employer. The Company must provide at least 30 days’ advance notice before waiving or shortening the applicable notice period. Participant acknowledges that Participant has been provided with an opportunity to review this Agreement for no fewer than 7 days and has been advised of Participant’s right, and encouraged, to consult legal counsel with respect to all matters relating to the PSU Award prior to accepting the PSU Award and that Participant has either consulted such counsel or voluntarily declined to consult such counsel.

EXHIBIT A TO
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
This Exhibit A to the Performance Restricted Stock Unit Award Agreement sets forth the manner in which the Final Award Number will be determined for Participant.
Definitions
Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan, and the Performance Restricted Stock Unit Award Agreement. The following terms used in this Exhibit A shall have the meanings set forth below:
“Company ROTCE Maximum” means ____%.
“Company ROTCE Minimum” means ____%.
“Company ROTCE Result” means the annual ROTCE achieved by the Company during the Performance Period.
“Company ROTCE Target” means ____%.
“Company TSR Result” means Total Shareholder Return achieved by the Company during the Performance Period.
“Determination Date” means the date on which the Final Award Number is determined, which date shall not be later than 60 days after the last day of the Performance Period.
“Final Award Number” means the “Final Award Number” determined in accordance with this Exhibit A.
“Peer Group Companies” means the following companies: ____.
“Peer Group ROTCE Ranking Maximum” means the ____ percentile.
“Peer Group ROTCE Ranking Minimum” means the ____ percentile.
“Peer Group ROTCE Ranking Target” means the ____ percentile.
“Peer Group ROTCE” means the annual ROTCE achieved by the Peer Group Companies during the Performance Period.
“Peer Group ROTCE Ranking” means the percentile rank of the Company ROTCE Result relative to Peer Group ROTCE.
“Peer Group TSR” means the TSR achieved by the Peer Group Companies during the Performance Period.

“Peer Group TSR Ranking” means the percentile rank of the Company TSR Result relative to Peer Group TSR.
“Performance Period” means the three-year period commencing on January 1, 20____ and ending December 31, 20____; provided, that performance shall be measured annually for ROTCE and cumulatively for TSR during the Performance Period.
“ROTCE” means the adjusted return on tangible common equity determined based on (a) net income applicable to the common shareholders of the company for the applicable calendar year during the Performance Period, adjusted by: (i) deducting the provision for credit losses determined under the Current Expected Credit Losses (CECL) methodology net of taxes for the Performance Period, (ii) adding net charge-offs net of taxes for the Performance Period, and (iii) excluding amortization of intangible assets on an after tax basis, the sum of which is divided by (b) that company’s average tangible common shareholders’ equity for the applicable calendar year during the Performance Period determined by subtracting average balances of preferred stock, non-controlling interests, intangibles and good will from total average equity.
“ROTCE Performance Matrix” means the ROTCE Performance Matrix set forth in this Exhibit A.
“Scheduled Vesting Date” means ____, 20____.
“Target Award Number” means the “Target Award Number” set forth in Participant’s Performance Restricted Stock Unit Award Agreement.
“Target Award Number Percentage” means the “Target Award Number Percentage” determined in accordance with the ROTCE Performance Matrix and the related rules set forth in this Exhibit A.
“TSR”, expressed as a percentage, means (a)(i) the company’s average closing common stock price for the ____ trading day period ending with the last trading day of the Performance Period, minus (ii) the company’s average closing common stock price for the ____ trading day period immediately preceding the first day of the Performance Period, with any dividends during the ____ trading day period assumed to be reinvested as of the ex-dividend date, plus (iii) the sum of any dividends paid on the applicable common stock during the Performance Period assuming dividend reinvestment as of the ex-dividend date, divided by (b) the company’s average closing common stock price for the ____ trading day period immediately preceding the first day of the Performance Period, with any dividends during the ____ trading day period assumed to be reinvested as of the ex-dividend date.
“TSR Modifier Factor” means the factor determined in accordance with the TSR Modifier Table set forth in this Exhibit A.
“TSR Modifier Percentage” means the percentage determined in accordance with the TSR Modifier Table set forth in this Exhibit A.

“TSR Modifier Table” means the TSR Modifier Table set forth in this Exhibit A.
Determination of Final Award Number
Participant has been granted a number of Units equal to the Target Award Number. The Target Award Number will be adjusted upward or downward depending on (a) whether the Company ROTCE Result is greater or less than the Company ROTCE Target, (b) the Peer Group ROTCE Ranking and (c) the Peer Group TSR Ranking.
The Committee shall measure performance with respect to the ROTCE performance goals following each calendar year during the Performance Period by calculating the Target Award Number Percentage for the year in accordance with the ROTCE Performance Matrix and related rules below. At the end of the Performance Period, the Target Award Number Percentage for each of the three years in the Performance Period will be averaged and will be adjusted by the TSR Modifier Factor for the Performance Period as calculated in accordance with the TSR Modifier Table and related rules below.
The Final Award Number for Participant will be determined by (a) multiplying (i) the average of the three Target Award Number Percentages by (ii) the TSR Modifier Factor, and (b) multiplying the result of (a) by the Target Award Number.
The Final Award Number for Participant shall be determined by the Committee on the Determination Date. In no event shall the Final Award Number be greater than ____% of the Target Award Number.
The Target Award Number Percentage, the TSR Modifier Percentage and the TSR Modifier Factor shall be determined as set forth below.

Determination of Target Award Number Percentage
ROTCE PERFORMANCE MATRIX

Company ROTCE Result (Vertical Axis)		Target Award Number Percentage
	Company ROTCE Maximum (____%) or more	75%	125%	150%

	Company ROTCE Target (____%)	50%	100%	125%

	Company ROTCE Minimum (____%) or less (but greater than ____)	25%	50%	75%

	Company ROTCE is 0% or less	0%	0%	0%

		Peer Group ROTCE Ranking Minimum or below	Peer Group ROTCE Ranking Target	Peer Group ROTCE Ranking Maximum or above
		Peer Group ROTCE Ranking (Horizontal Axis)
In determining the Target Award Number Percentage in accordance with the ROTCE Performance Matrix, the following rules will apply:
•If the Company ROTCE Result is greater than the Company ROTCE Minimum and less than the Company ROTCE Target, the Target Award Number Percentage on the vertical axis will be determined by interpolation of the Company ROTCE Result between the Company ROTCE Minimum and the Company ROTCE Target.
•If the Company ROTCE Result is greater than the Company ROTCE Target and less than the Company ROTCE Maximum, the Target Award Number Percentage on the vertical axis will be determined by interpolation of the Company ROTCE Result between the Company ROTCE Target and the Company ROTCE Maximum.
•If the Peer Group ROTCE Ranking is greater than the Peer Group ROTCE Ranking Minimum and less than the Peer Group ROTCE Ranking Target, the Target Award Number Percentage on the horizontal axis will be determined by interpolation of the Peer Group ROTCE Ranking between the Peer Group ROTCE Minimum and the Peer Group ROTCE Target.
•If the Peer Group ROTCE Ranking is greater than the Peer ROTCE Group Ranking Target and less than the Peer Group ROTCE Ranking Maximum, the Target Award Number Percentage on the horizontal axis will be determined by interpolation of the Peer Group ROTCE Ranking between the Peer Group ROTCE Target and the Peer Group ROTCE Maximum.

•After the Target Award Number Percentage on each of the vertical axis and horizontal axis has been determined, the actual Target Award Number Percentage will be determined by interpolation of the data points (i.e., the percentages) set forth in the ROTCE Performance Matrix.
Determination of TSR Modifier Factor
TSR MODIFIER TABLE

Peer Group TSR Ranking	TSR Modifier Percentage	TSR Modifier Factor
Greater than 75th percentile Peer Group TSR (Maximum)	+____%	____
Less than 25th percentile Peer Group TSR (Minimum)	-____%	____

In determining the TSR Modifier Percentage and TSR Modifier Factor in accordance with the TSR Modifier Table, the positive TSR Modifier Percentage and resulting TSR Modifier Factor will not be applied if the Company’s TSR is negative. No TSR Modifier Factor adjustment will be made if the Peer Group TSR Ranking is equal to or between the ____ percentile and ____ percentile of Peer Group TSR.
Committee Determinations
The Committee shall make all determinations necessary to arrive at the Final Award Number for Participant. The Committee shall determine the Company ROTCE Result by reference to the Company’s audited financial statements as of and for each calendar year during the Performance Period. The Committee shall determine the Peer Group ROTCE Ranking by reference to publicly available financial information regarding the Peer Companies for each calendar year during the Performance Period. The Committee may adjust ROTCE as calculated for the Company and Peer Companies during each calendar year during the Performance Period to exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (a) asset write-downs and discontinued operations; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) acquisitions, mergers or restructuring costs; (e) any change in applicable accounting rules or principles or the Company’s method of accounting; and (f) any other extraordinary or unusual items or events applied on a consistent basis. The Committee shall determine TSR, the Company TSR Result and the Peer Group TSR Ranking by reference to the closing price of one share as reported on the applicable exchange or market on the applicable day. The Committee may adjust TSR for stock splits, reverse stock splits, stock dividends, and other unusual, extraordinary or non-recurring transactions or events, or other similar changes in the capital structure of the company, as applicable. The Committee also may adjust the Peer Group Companies to account for members that cease to be a public company during the Performance Period (whether by merger, consolidation, liquidation or otherwise) and include additional companies consistent with previously approved methodology for selecting Peer Group Companies. However, if any Peer Group Company files for bankruptcy, or enters into receivership, then such company shall remain a peer but shall be placed at the bottom for purposes of determining Peer Group ROTCE Ranking and Peer Group TSR Ranking. Any determination by the Committee pursuant to this Exhibit A will be binding upon Participant and the Company.
No Fractional Units
In the event the Final Award Number is a number of Units that is not a whole number, then the Final Award Number shall be rounded down to the nearest whole number.